EXHIBIT 19.1
KELLANOVA

STATEMENT OF COMPANY POLICY
Insider Trading

The Need for a Policy

In the course of your employment or other business relationship with the Company, you may become aware of information about the Company that is not generally available to the public. Because of your relationship with the Company, you have certain responsibilities and obligations under the U.S. federal and state securities laws with respect to that information and the trading of securities. Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company, which information is not generally known or available to the public. These laws also prohibit anyone who is aware of such material nonpublic information from disclosing this information to others who may trade in securities. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The Securities and Exchange Commission, the Financial Industry Regulatory Authority and the New York Stock Exchange investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Department of Justice, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends and trading involving only a small number of shares, with significant monetary and/or criminal consequences.

Whether information is obtained in the course of employment, from friends, relatives, acquaintances or strangers, or from overhearing the conversations of others, trading while aware of material nonpublic information is prohibited and violates the law. Your failure to maintain the confidentiality of material nonpublic information about the Company could damage the Company’s reputation and greatly harm the Company’s ability to conduct and grow its business. You could be dismissed for disclosing or trading on material, non-public information. In addition, as discussed below, you and the Company also could be exposed to significant civil penalties and criminal charges.

Please read this policy in its entirety and take the utmost care to comply with it at all times. This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions about this policy, please contact the Legal and Compliance Department.

The Consequences

The consequence of insider trading violations can be staggering:

For individuals who trade on inside information or provide information to others who trade:

•a civil penalty of up to three times the profit gained or loss avoided;
•a criminal fine (no matter how small the profit) of up to $5 million; and
•a jail term of up to twenty years.

For a company (as well as possibly a supervisory person) that fails to take appropriate steps to prevent illegal trading:

•a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
•a criminal penalty of up to $25 million.

KELLANOVA POLICY

Insider Trading

If a director, officer or any employee has material non-public information relating to the Company, it is Company policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to other companies, including our customers or suppliers, obtained during the course of employment.

Additional Guidance

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. As such directors, officers and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. Directors and officers may not pledge shares or enter into any risk hedging arrangements with respect to Kellanova stock. In addition, directors and officers may not hold Kellanova stock in a margin account or pledge Kellanova stock as collateral for a loan.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information

Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, any information which could reasonably affect the price of the stock.

Common examples of information that will frequently be regarded as material are:

a)Company financial results and dividends
b)Significant management changes
c)New business relationships
d)New product launches
e)Important developments in litigation
f)Anticipated mergers, acquisitions or divestitures.

Twenty-twenty Hindsight

Remember, if securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members

The very same restrictions apply to family members and others living in your household. Employees are expected to be responsible for the compliance of their immediate family and personal household.

“Tipping” Information to Others

Whether the information is proprietary information about the Company or information that could have impact on the

Company’s stock price, employees must not pass the information on to others. The above penalties apply, whether or not you derive any benefit from another’s actions.

Company Assistance

Any person who has questions about specific transactions may obtain additional guidance from the Legal and Compliance Department. But remember, the ultimate responsibility for adhering to this policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

Pre-Clearance of all Trades by Directors and Officers

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company has adopted pre-clearance and blackout procedures that apply to members of the board of directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, and certain designated employees and consultants of the Company and its subsidiaries who have access to material nonpublic information about the Company. Under these procedures, members of the board of directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, and certain designated employees and consultants of the Company and its subsidiaries (1) are prohibited from buying, selling or otherwise transferring Kellanova securities or exercising Kellanova stock options from the beginning of the third month of each quarter until two trading days after the Company’s quarterly earnings announcements and (2) must pre-clear all transactions in Company securities or stock options must be pre-cleared by Legal.

The Company will notify you if you are subject to pre-clearance and blackout procedures.

Certification

Employees may be required to certify their understanding of, and intent to comply with this policy.